Exhibit 10.1

650 townsend street and 699 eighth Street
san francisco, california

AGREEMENT OF PURCHASE AND SALE

This Agreement, dated as of May 24, 2019, is between BIG DOG HOLDINGS LLC, a Delaware limited liability company (“Seller”), and BCP-CG 650 Property LLC, a Delaware limited liability company (“Buyer”).

RECITALS:

This Agreement is entered into on the basis of the following facts, understandings and intentions of the parties:

A.

Seller is the owner of that certain real property located in the City and County of San Francisco, State of California, commonly known as 650 Townsend Street and 699 Eighth Street and more particularly described in Exhibit A attached hereto (the “Real Property”).

B.	Buyer desires to purchase the Property (as defined in Section 1.1 below) from Seller and Seller desires to sell the Property to Buyer, upon the terms and conditions stated in this Agreement.
C.

Concurrently with Closing (as defined in Section 1.2(b)(4) below), Buyer will lease to Seller’s parent corporation, Zynga Inc., a Delaware corporation (“Zynga”) and Zynga will lease from Buyer, a portion of the Improvements (as defined in Section 1.1(a) below) the “Zynga Lease Premises”) pursuant to the terms and conditions of that certain Office Lease between Buyer, as landlord, and Seller, as tenant, which will be dated and effective as of the Closing Date (as defined in Section 8.2 below), a copy of which is attached hereto as Exhibit L (the “Zynga Lease”, and Exhibit L is referred to herein as the “Zynga Lease Form”).

D.	In order to effectuate the foregoing, Seller and Buyer desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants of the parties herein contained and other valuable consideration, the parties hereby agree as follows:

Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S‑K and, where applicable, have been marked with “[***]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. The registrant hereby undertakes to provide further information regarding such marked information to the Commission upon request.

ARTICLE I

PURCHASE AND SALE OF PROPERTY

Section 1.1Sale.

Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):

(a)Real Property.  That certain real property commonly known as 650 Townsend Street and 699 Eighth Street in the City of San Francisco, State of California, as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), together with (1) all improvements located thereon (the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights, and (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”);

(b)Leases.  All of the landlord’s interest in and to all of the Leases (as defined in Section 2.1(b) below) of the Real Property, including Leases entered into after the date of this Agreement as permitted by this Agreement except for the Excluded Rights;

(c)Tangible Personal Property.  All of the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Real Property (collectively, the “Tangible Personal Property”), but specifically excluding from the Tangible Personal Property (1) any items of personal property owned by tenants of the Property, (2) any items of personal property not owned by Seller and located in Seller’s property management office, if any, located on the Real Property, (3) any items of personal property owned by third parties and leased to Seller, (4) proprietary computer software, systems and equipment and related licenses used in connection with the operation or management of the Property, (5) all personal property and trade fixtures owned by Seller or Zynga and located in the Zynga Lease Premises, including, without limitation, equipment, furniture, decorations, art and trade fixtures, and (6) all items of personal property described on Exhibit J to be attached hereto prior to Closing and made a part hereof, provided that such Exhibit J shall (i) not include any personal property that is fitness center equipment, engineering equipment or theater equipment used for operating the theater, and (ii) shall be prepared by Seller and be reasonably approved by Buyer.  Seller shall provide to Buyer a proposed list of excluded personal property to be attached as Exhibit J within thirty (30) days of the Effective Date.  Buyer shall respond to Seller’s request for approval of the proposed list of excluded personal property within five (5) days after the receipt of such list.  Seller shall provide to Buyer any list which is in Seller’s possession of such Tangible Personal Property, if any, on the Effective Date; and

(d)Intangible Personal Property.  To the extent assignable at no cost to Seller, all intangible personal property, if any, owned by Seller and related to the Real Property and the Improvements, including, without limitation: any plans and specifications and other architectural and engineering drawings for the Improvements; any warranties; any domain names, website addresses and phone numbers for the operation of the Property; any Service Contracts (as defined in Section 2.1 below) and other contract rights related to the Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the Assignment of Leases as defined in Section 8.3 below), but specifically excluding all Service Contracts described on Exhibit K attached hereto and made a part hereof (the “Excluded Service Contracts”); and any governmental permits, approvals and licenses (including any pending applications) (collectively, the “Intangible Personal Property”).  Notwithstanding anything to the contrary contained herein, there shall be excluded from the assignment of any rights of Seller under any Leases or other Intangible Personal Property (i) any rights of Seller against third parties including, without limitation, tenants, with respect to the period prior to Closing, (ii) except to the extent Seller receives a credit therefor at Closing, the rights of Seller to rents and other payments from tenants and other third parties prior to the Closing Date in accordance with the provisions of Section 8.5 below governing the same, and (iii) any and all rights of Seller, Zynga and their affiliates to intellectual property, trade names, trademarks, patents, logos, or any other intangible property of any kind whatsoever other than the Intangible Personal Property, including without limitation the names “Zynga” and any derivatives thereof and “Big Dog Holdings LLC” and any derivatives thereof (collectively, the “Excluded Rights”).

Section 1.2Purchase Price.

(a)The purchase price of the Property is Six Hundred Two Million, Six Hundred Seventy-Nine Thousand, and Five Hundred Ninety-Eight Dollars ($602,679,598) (the “Purchase Price”).

(b)The Purchase Price shall be paid as follows:

(1)Within one (1) business day after the Effective Date, Buyer shall deposit in escrow with First American Title Insurance Company, 1737 North First Street, Suite 500, San Jose, CA 95112, Attention: [***] (the “Title Company”) cash or other immediately available funds in an amount equal Twenty-Five Million Dollars ($25,000,000) (the “Deposit”). If Buyer fails to deposit the Deposit in escrow on the Effective Date, (i) Seller shall have the remedies provided for in this Section below, and (ii) this Agreement shall automatically terminate, and neither party shall have any further rights or obligations hereunder except as provided in this Section and Sections 6.1, 9.3, 9.5 and 9.9.

(2)The Deposit shall be considered fully earned by Seller as consideration for entering into the Agreement and shall be nonrefundable except as otherwise expressly provided herein.

(3)At the same time as the Deposit is provided to Title Company, Buyer shall deliver to Seller in cash the sum of One Hundred Dollars ($100.00) (the “Independent Contract Consideration”) which amount has been bargained for and agreed to as consideration for Buyer’s exclusive right to purchase the Property, and for Seller’s execution and delivery of this Agreement.  Notwithstanding anything to the contrary contained herein, the Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

The Deposit shall be held in an interest bearing account and all interest thereon, less investment fees, if any, shall be deemed a part of the Deposit.  If the sale of the Property as contemplated hereunder is consummated, then the Deposit shall be paid to Seller at the Closing (as defined in Section 1.2(b)(4) below) and credited against the Purchase Price.  If the sale of the Property is not consummated due to Seller’s default, then Buyer may elect, as Buyer’s sole and exclusive remedy, EITHER TO: (1) terminate this Agreement and receive a refund of the Deposit, in which event neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3, 9.5 and 9.9 below, or (2) enforce specific performance of this Agreement, including without limitation, CAUSING SELLER’S PARENT COMPANY, ZYNGA INC., TO SIGN THE Zynga Lease.  SELLER REPRESENTS AND WARRANTS THAT IT HAS THE AUTHORITY TO CAUSE ZYNGA INC. TO SIGN THE ZYNGA LEASE.   IF the sale of the property is not consummated solely due to seller’s default BY selling the property to a third party and buyer elects to receive a refund of the deposit pursuant to subclause (1), then buyer shall also receive a reimbursement from seller for ONE HUNDRED FIFTY PERCENT (150%) OF BUYER’S, REASONABLE, ACTUAL, DOCUMENTED OUT-OF-POCKET COSTS INCURRED IN CONNECTION WITH THIS AGREEMENT UP TO A MAXIMUM REIMBUSRMENT AMOUNT EQUAL TO SEVEN HUNDRED THOUSAND dOLLARS ($700,000). Buyer shall not have any other rights or remedies hereunder as a result of any default by Seller prior to Closing, and Buyer hereby waives any other such remedy as a result of a default hereunder by Seller.  IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL, AS ITS SOLE AND EXCLUSIVE REMEDY, RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES.  IF BUYER DOES NOT TIMELY DELIVER THE DEPOSIT PURSUANT TO SECTION 1.2(B)(1) AND THE SALE IS NOT CONSUMMATED, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY, SHALL BE ENTITIED TO DAMAGES IN THE AMOUNT OF THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT PRIOR TO CLOSING, INCLUDING WITHOUT LIMTATION BUYER’S DEFAULT IN TIMELY DELIVERING THE DEPOSIT PURSUANT TO SECTION 1.2(B)(1), WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT.  BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.  THE FOREGOING LIMITATIONS OF REMEDIES FOR SELLER AND BUYER ARE NOT INTENDED TO LIMIT EITHER PARTY’S APPLICBALE OBLIGATIONS UNDER SECTIONS 6.1, 9.3, 9.5 AND 9.9.

INITIALS:	SELLER	/s/ GG	BUYER	/s/ CM

(4)The balance of the Purchase Price (plus or minus the prorations pursuant to Section 8.5 hereof) shall be paid to Seller in cash or by wire transfer of other immediately available funds at the consummation of the purchase and sale contemplated hereunder (the “Closing”).

ARTICLE II

CONDITIONS

Section 2.1Buyer’s Conditions Precedent.

Subject to the provisions of Section 9.3 hereof, Seller has provided and/or shall provide Buyer and its consultants and other agents and representatives with access to the Property to perform Buyer’s inspections and review and determine the present condition of the Property.  Seller has delivered or made available to Buyer at Seller’s offices or at the Real Property or on a website, and has delivered or made available to Buyer at Seller’s offices or at the Real Property or on a website, copies of all Due Diligence Materials (as defined in Section 2.2 below) in Seller’s possession, except as otherwise specifically provided herein.  Notwithstanding anything to the contrary contained herein, the Due Diligence Materials shall expressly exclude (i) those portions of the Due Diligence Materials that would disclose Seller’s cost of acquisition of the Real Property, or cost of construction of the Improvements and related soft costs, or any estimates of costs to repair, replace, remediate or maintain the Real Property, (ii) any reports, presentations, summaries and the like prepared for any of Seller’s boards, committees, partners or investors in connection with its consideration of the acquisition of the Real Property, construction of the Improvements or sale of the Property, (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof, (iv) Seller’s internal memoranda, attorney-client privileged materials, appraisals, structural or physical inspection reports, and (v) any information which is the subject of a confidentiality agreement between Seller and a third party (the items described in clauses (i), (ii) (iii), (iv) and (v) being collectively referred to as the “Confidential Information”).  Buyer has reviewed and hereby approves of the following:

(a)Title to the Property and survey matters (subject to Section 4.1 below).

(b)The Due Diligence Materials, including, but not limited to, tenant leases, any guaranties thereof and any other occupancy agreements, and all amendments and modifications thereof (collectively, the “Leases”) affecting the Property, and of all contracts pertaining to the operation of the Property, including all management, leasing, service and maintenance agreements, and equipment leases (collectively, the “Service Contracts”).

(c)The physical condition of the Property.

(d)The zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Property.

(e)The tenant correspondence files, operating statements and books and records pertaining to the operation of the Property in each case for each of the three (3) most recent years during which the Property has been owned by Seller and for the current year (to the extent available), current real estate tax bills, any warranties, licenses, permits, certificates of occupancy, plans and specifications, and any current rent roll, current accounts receivable schedule and list of Tangible Personal Property in such form as Seller shall have in its possession for the Property, and other agreements or documents pertaining to the Property which will be binding on Buyer after Closing.

(f)The Zynga Lease in the form attached hereto as Exhibit L and made a part hereof.

(g)Any other matters Buyer deems relevant to the Property.

Section 2.2Approval of Due Diligence.

Buyer hereby approves the Property and all of the matters described in Sections 2.1(a)-(h) above (subject to the provisions of Section 4.1 below as to title and survey matters), including, without limitation, all documents, Service Contracts and other contracts, agreements, Leases, Initial Plans, the Cost of Improvements, the Zynga Lease in the form attached hereto as Exhibit L, and reports and other items and materials related to the Property prepared by or on behalf of Buyer or in Buyer’s possession or delivered to Buyer through May 23, 2019, on that certain data site located at [***] (collectively, the “Due Diligence Materials”). The Deposit is nonrefundable except as otherwise expressly provided herein.

ARTICLE III

BUYER’S EXAMINATION

Section 3.1Representations and Warranties of Seller.

Subject to the disclosures contained in Schedule 1 attached hereto and made a part hereof (the “Disclosure Items”) and matters contained in the Due Diligence Materials, Seller hereby makes the following representations and warranties with respect to the Property.  Notwithstanding anything to the contrary contained herein or in any document delivered in connection herewith, Seller shall have no liability to Purchaser with respect to the content of the Disclosure Items.

(a)Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(b)Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

(c)Subject to the provisions of Section 9.17 below, (i) this Agreement has been, and all documents executed by Seller which are to be delivered to Buyer at Closing will be, duly authorized, executed and delivered by Seller, and (ii) this Agreement does not and such other documents will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

(d)Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed, and, if so required to, is qualified to do business in the state in which the Real Property is located.

(e)(A) The only Leases in force for the Property are set forth in a tenant list attached hereto as Exhibit B and made a part hereof, and Seller has received no written notice of any default by Seller with respect to such Leases which has not been cured. (B) (i) Seller has delivered to Buyer a true and complete list of the Leases, (ii) Seller has delivered to Buyer a true and complete list of any security deposits made by each tenant which has not been applied, (iii) no rent has been paid more than one (1) month in advance of its due date, (iv) all tenant improvement work to be constructed by Seller pursuant to a Lease has been constructed, (v) there are no unpaid Leasing Costs with respect to the current terms of any Leases except as set forth on the attached Exhibit M and Exhibit M-1, and (vi) there are no pending audits initiated by any tenant in writing under the Leases with respect to operating expenses or other charges under the Leases.

(f)The only Service Contracts in effect for the Property are set forth in a list of Service Contracts attached hereto as Exhibit G and made a part hereof. To the best of Seller’s knowledge, the copy of each Service Contract delivered to Buyer is true and complete. Seller has received no written notice of any default by Seller with respect to such Service Contracts which has not been cured.

(g)Except as set forth on Schedule 1, Seller has received no written notice of any litigation or governmental or condemnation proceeding (including, but not limited to any condemnation proceeding) pending with respect to the Property, or with respect to Seller which impairs Seller’s ability to perform its obligations under this Agreement, except for any personal injury or property damage action for which there is adequate insurance coverage.

(h)Seller has received no written notice from any governmental authority of any violation of any law applicable to the Property (including, without limitation, any Environmental Law as defined in Section 3.6(a)(2) below) that has not been corrected.

(i)Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “OFAC Laws”).

(j)There are no employees of the Property for which Buyer shall have liability past Closing.

(k)Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any fee or ground leasehold interest in any portion of the Property.

(l)There are no outstanding tax appeals with respect to the Property.

(m)There are no brokerage fees or commissions due and payable by Seller in connection with the leasing of space at the Property, except as set forth on Exhibit M attached hereto and made a part hereof.

(n)There are no collective bargaining agreements with respect to the Property except as set forth on Schedule 1.

(m)Seller has paid all parking taxes due and payable to the City and County of San Francisco with respect to the Property through April 30, 2019.

Each of the representations and warranties of Seller contained in this Section 3.1:  (1) shall be true in all material respects as of the date of Closing, except that any updates to the representations and warranties of Seller in Section 3.1(e)(B) due to factual changes occurring after the Effective Date shall not give Buyer the right to terminate this Agreement under Section 3.2, subject in each case to (x) any Exception Matters (as defined in Section 3.2 below), (y) the Disclosure Items, and (z) other matters expressly permitted in this Agreement or otherwise specifically approved in writing; and (2) shall survive the Closing as provided in Section 3.3 below.

Section 3.2No Liability for Exception Matters.

As used herein, the term “Exception Matter” shall refer to a matter which would make a representation or warranty of Seller contained in this Agreement untrue or incorrect and which is disclosed to Buyer in the Due Diligence Materials or the Disclosure Items, or is otherwise actually known to Buyer before the Closing, including, without limitation, matters disclosed in any tenant estoppel certificate or from interviews with tenants, property managers or any other person.  If Buyer first obtains actual knowledge of any Material Exception Matter, as such term is defined below, after the Effective Date and prior to Closing and such Exception Matter was not contained in the Due Diligence Materials or the Disclosure Items, Buyer’s sole remedy shall be to terminate this Agreement on the basis thereof, upon written notice to Seller within the earlier of (a) ten (10) business days following Buyer’s discovery of such Exception Matter or (b) the Closing, which ever occurs first, in which event the Deposit shall be promptly returned to Buyer, unless within five (5) business days after receipt of such notice or by the Closing, as the case may be, Seller notifies Buyer in writing that it elects to attempt to cure or remedy such Exception Matter, in which event there shall be no return of the Deposit unless and until Seller is unable to so cure or remedy within the time period set forth below. Seller shall be entitled to extend the Closing Date (as defined in Section 8.2 below) for up to fifteen (15) business days in order to attempt to cure or remedy any Exception Matter.  Buyer’s failure to give notice within ten (10) business days after it has obtained knowledge of a Material Exception Matter shall be deemed a waiver by Buyer of such Exception Matter.  Seller shall have no obligation to cure or remedy any Exception Matter, even if Seller has notified Buyer of Seller’s election to attempt to cure or remedy any Exception

Matter (except as specifically provided in Section 4.1(c) hereof), and, subject to Buyer’s right to terminate this Agreement as set forth above, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters.  Upon any termination of this Agreement, neither party shall have any further rights nor obligations hereunder, except as provided in Sections 6.1, 9.3, 9.5 and 9.9.  If Buyer obtains actual knowledge of any Exception Matter before the Closing, but nonetheless elects (or is deemed to have elected) to proceed with the acquisition of the Property or is obligated to proceed with the acquisition of the Property, Seller shall have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement or in any Other Documents (as defined in Section 9.18 below).  As used in this Section 3.2, the term “Material Exception Matter” shall mean an Exception Matter that would have a negative impact on the value of the Property in excess of One Million Dollars ($1,000,000), in the aggregate with all other Exception Matters.

Section 3.3Survival of Seller’s Representations and Warranties of Sale.

The representations and warranties of Seller contained herein or in any Other Documents shall survive for a period of six (6) months after the Closing.  Any claim which Buyer may have against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such six (6) month period shall not be valid or effective, and Seller shall have no liability with respect thereto.  Throughout the six (6) month period described in this Section, Seller shall maintain its legal existence and a net worth (as defined as assets minus liabilities) equal to at least one percent (1%) of the Purchase Price.

Section 3.4Seller’s Knowledge.

For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge only of Ken Stuart, at the times indicated only, and not any implied, imputed or constructive knowledge of such individual(s) or of Seller or any Seller Related Parties (as defined in Section 3.7 below), and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Due Diligence Materials.  Furthermore, it is understood and agreed that such individual(s) shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

Section 3.5Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

(a)This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(b)Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c)Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed, and, if required to do so, is qualified to do business in the state in which the Real Property is located.  This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.

(d)Buyer is purchasing the Property as investment rental property, and not for Buyer’s own operations or use.

(e)Other than Seller’s Broker (as defined in Section 6.1 below) Buyer has had no contact with any broker or finder with respect to the Property.

(f)Buyer is in compliance with, and all beneficial owners of Buyer are in compliance with, the OFAC laws.

Each of the representations and warranties of Buyer contained in this Section shall be deemed remade by Buyer as of the Closing and shall survive the Closing.

Section 3.6Buyer’s Independent Investigation.

(a)Buyer acknowledges and agrees that it has been given a full opportunity to inspect and investigate prior to the date hereof each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:

(1)All matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.

(2)The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property and within each tenant space therein, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property.  Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Materials, as defined below, which shall be performed or arranged by Buyer (subject to the provisions of Section 9.3 hereof) at Buyer’s sole expense.  For purposes of this Agreement, “Hazardous Materials” shall mean inflammable explosives, radioactive materials, asbestos, asbestos–containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), the California Hazardous Waste Control Law (California Health and

Safety Code Section 25100, et seq.), the Porter-Cologne Water Quality Control Act (California Water Code Section 13000, et seq.), and the Safe Drinking Water and Toxic Enforcement Act of 1986 (California Health and Safety Code Section 25249.5, et seq.) and any other applicable federal, state or local laws (collectively, “Environmental Laws”).

(3)Any easements and/or access rights affecting the Property.

(4)The Leases and all matters in connection therewith, including, without limitation, the ability of the tenants to pay the rent and the economic viability of the tenants.

(5)The Service Contracts and any other documents or agreements of significance affecting the Property.

(6)All other matters of material significance affecting the Property, including, but not limited to, the Due Diligence Materials and the Disclosure Items.

(b)Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby.  Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein.  Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report and (d) the failure to deliver any report as to the environmental or other condition of the Property, including any proposal for work at the Property which was not performed by Seller, shall not be actionable by Buyer under this Agreement or otherwise.

(c)EXCEPT for Seller’s representations and warranties EXPRESSLY SET FORTH IN SECTION 3.1 ABOVE, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION:  (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Real Property and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the Leases, Service Contracts, or other documents or agreements affecting the Property, or any information contained in any rent roll furnished to Buyer for the Property, (xi) the value, economics of the operation or income potential of the Property, or (x) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property.  In addition, Seller shall have no legal obligation to apprise Buyer regarding any event or other matter involving the Property which occurs after the Effective Date or to otherwise update the Due Diligence Items, unless and until an event or other matter occurs which would cause Seller to be unable to remake any of its representations or warranties contained in this Agreement.

Section 3.7Release.

(a)Without limiting the above, and subject to the representations and warranties of Seller contained in Section 3.1 hereof, and in the Zynga Lease, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Zynga (Zynga, Seller’s and Zynga’s affiliates, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns are collectively referred to herein as the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with or related to the Property, this Agreement and/or the transactions contemplated hereunder, including, without limitation (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials on, under or about the Property, (ii) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law, (iii) the Disclosure Items, (iv) any Exception Matter or (v) any other matter. Notwithstanding the foregoing, this Section 3.7 shall not void the remedies available to Buyer pursuant to Section 1.2(b) with respect to a breach of Seller’s covenants in this Agreement, including, without limitation, Sections 7.1 and 7.4.

(b)In connection with Section 3.7(a) above, Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows:  “A GENERAL

RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.”  BUYER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN CONNECTION WITH THIS AGREEMENT, AND THAT SUCH COUNSEL HAS EXPLAINED TO BUYER THE PROVISIONS OF THIS SECTION 3.7.  BY INITIALING BELOW, BUYER CONFIRMS IT HAS AGREED TO THE PROVISIONS OF THIS SECTION 3.7.

In this connection, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller and the Seller Related Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities.

Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 3.7.  Buyer has initialed this Section 3.7 to further indicate its awareness and acceptance of each and every provision hereof; provided, however that failure of Buyer to initial this Section 3.7 below shall not invalidate this Section 3.7 nor any other provision of this Agreement.

SELLER	BUYER
/s/ GG	/s/ CM

Section 3.8Energy Use Disclosures.

Buyer acknowledges and agrees that: (a) it has received all disclosures and other documentation or information for the Property required under Section 25402.10 of the California Public Resources Code and its implementing regulations; (b) such disclosure information is for the current occupancy and use of the Property; (c) the energy profiles of the Properties will vary depending on future occupancy or use of the Property; (d) the Property has not been proposed for LEED ratings; and (e) Seller make no claims, representations or warranties regarding the future Energy Star profile of the Property.

Section 3.9Survival.

The provisions of this Article III shall survive the Closing subject to the limitations and qualifications contained in such provisions and in Sections 9.11 and 9.19 hereof.

ARTICLE IV

TITLE

Section 4.1Conditions of Title.

(a)As of the date hereof, Buyer hereby approves all title and survey matters disclosed in the (i) updated preliminary title report or commitment (the “Title Report”) from the Title Company delivered to Buyer prior to the date hereof, together with copies of all underlying documents relating to title exceptions referred to therein and (ii) the plat or survey of the Property and any update thereto from a duly licensed surveyor (the “Survey”) as necessary to support the issuance of the Title Policy (as defined in Section 4.2 below). Buyer shall provide to Seller a copy of the Survey, which shall be certified to the Title Company, Buyer and Seller.  Buyer shall pay the entire cost of the Survey.  If Closing does not occur, Buyer shall, if Seller so requests, assign to Seller all contract rights Buyer has with the surveyor and in such event Seller shall reimburse Buyer for the cost of the Survey.

(b)In the event the Title Company amends or updates the Title Report after the Effective Date (each, a “Title Report Update”), Buyer shall furnish Seller with a written statement of objections, if any, to the title to the Property (collectively, “Objections”) to any matter first raised in a Title Report Update within three (3) business days after its receipt of such Title Report Update (each, a “Title Update Review Period”).  Should Buyer fail to notify Seller in writing of any Objections to any matter first disclosed in a Title Report Update prior to the Title Update Review Period, Buyer shall be deemed to have approved such matters which shall be considered to be “Conditions of Title” as defined in Section 4.1(e) below.

(c)If Seller receives a timely Objection in accordance with Section 4.1(b) (“Buyer’s Notice”), Seller shall have the right, but not the obligation, within five (5) business days after receipt of Buyer’s Notice (“Seller’s Response Period”), to elect to attempt to cure any such matter upon written notice to Buyer (“Seller’s Response”), and may extend the Closing Date for up to fifteen (15) business days to allow such cure.  If Seller does not give any Seller’s Response, Seller shall be deemed to have elected not to attempt to cure any such matters.  Notwithstanding the foregoing, Seller shall in any event be obligated to cure all matters or items (i) that are monetary liens (including, without limitation, mortgage or deed of trust liens or security interests against the Property), in each case granted by Seller (and not tenants of the Property or other third parties), (ii) real estate tax liens, other than liens for taxes and assessments not yet delinquent and (iii) that have been voluntarily placed against the Property by Seller (and not tenants of the Property or other third parties) after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof.  Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of such liens, and may cure any Objection by causing the Title Company to insure against collection of the same out of the Property in a manner reasonably acceptable to Buyer.

(d)If Seller elects (or is deemed to have elected) not to attempt to cure any Objections raised in any Buyer’s Notice timely delivered by Buyer to Seller pursuant to Section 4.1(b), or if Seller notifies Buyer that it elects to attempt to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within three (3) business days after (as applicable) (i) its receipt of Seller’s Response stating that Seller will not attempt to cure any such Objection or (ii) the expiration of Seller’s Response Period if Seller does not deliver a Seller’s Response or (iii) Seller’s failure to cure by the Closing Date (as it may be extended hereunder) any Objection which Seller has previously elected to attempt to cure pursuant to a Seller’s Response.  In the event of such a termination, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3, 9.5 and 9.9.  If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections in which event those Objections shall become “Conditions of Title” under Section 4.1(e).  If the Closing is not consummated for any reason other than Seller’s default hereunder, Buyer shall be responsible for any title or escrow cancellation charges.

(e)At the Closing, Seller shall convey title to the Property to Buyer by deed in the form of Exhibit C attached hereto (the “Deed”) subject to no exceptions other than:

(1)Interests of tenants in possession under the Leases (in effect on the Effective Date, subject to Sections 7.1 and 7.2 with respect to New Leases (as defined in Section 7.2 below)) and the interest of Zynga as tenant in possession under the Zynga Lease;

(2)Matters created by or with the written consent of Buyer;

(3)Non-delinquent liens for real estate taxes and assessments; and

(4)Any exceptions disclosed by the Title Report and any Title Report Update which is approved or deemed approved by Buyer in accordance with this Article IV above, and any other exceptions to title disclosed by the public records or which would be disclosed by an inspection and/or survey of the Property.

All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title.”  By acceptance of the Deed and the Closing of the purchase and sale of the Property, (x) Buyer agrees it is assuming for the benefit of Seller all of the obligations of Seller with respect to the Conditions of Title from and after the Closing, and (y) Buyer agrees that Seller shall have conclusively satisfied its obligations with respect to title to the Property.  The provisions of this Section shall survive the Closing.

(f)Notwithstanding anything to the contrary contained herein, Buyer hereby acknowledges that Seller is in the process of [***].  Seller shall deliver to Buyer any revised draft [***] prior to its execution and Buyer shall have three (3) business days to review and reasonably approve such revised draft [***] and provide any comments in Buyer’s reasonable discretion. Seller shall use commercially reasonable efforts to incorporate Buyer’s reasonable comments into any draft [***] and Seller shall keep Buyer apprised of the status of the [***]. Seller shall not execute and/or record the [***] against the Property without Buyer’s prior written approval.

Section 4.2Evidence of Title.

Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, its Owner’s ALTA Policy of Title Insurance in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject only to the

Conditions of Title (the “Title Policy”). The issuance of the Title Policy at Closing is a condition in favor of Buyer. Buyer shall have the right to have the Title Policy written by co-insurers and to have re-insurance title policies issued, but such matters shall not be conditions to Closing. If this condition is not satisfied, then Buyer shall have the right to terminate this Agreement in which case the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3, 9.5 and 9.9. The Title Policy may contain such endorsements as reasonably required by Buyer provided that the issuance of such endorsements shall not be a condition to Buyer’s obligations hereunder.  Buyer shall pay the costs for all such endorsements.  Other than providing the Owner’s Declaration (defined below), Seller shall have no obligation to provide any indemnity or agreement to the Title Company or Buyer to support the issuance of the Title Policy.

ARTICLE V

RISK OF LOSS AND INSURANCE PROCEEDS

Section 5.1Minor Loss.

Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that: (a) (i) the cost to repair any such damage or destruction does not exceed an amount equal to three percent (3%) of the Purchase Price in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer or in the case of a condemnation, the diminution in the value of the remaining Property as a result of a partial condemnation is not material (as hereinafter defined) and (ii) such damage or destruction does not result in [***], and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the collection of such proceeds or awards and the restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed).  If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property, and Seller shall retain the rights to such proceeds and awards to such extent.

Section 5.2Major Loss.

If (i) the cost to repair the damage or destruction as specified above exceeds an amount equal to three percent (3%) of the Purchase Price in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer or the diminution in the value of the remaining Property as a result of a condemnation is material (as hereinafter defined) and/or (ii) [***], then Buyer may, at its option to be exercised within five (5) business days of Seller’s notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof.  If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller or fails to give Seller notice within such five (5) business day period that Buyer will proceed with the purchase, then this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3, 9.5 and 9.9.  If Buyer elects to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the collection of such proceeds or awards or to restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed).  If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property, and Seller shall retain the rights to such proceeds and awards to such extent.  A condemnation shall be deemed material if any portion of any net rentable area of the Property is taken, or any parking is taken which would cause the Property to be in violation of any existing laws or regulations, including but not limited to, zoning regulations, or the existing access to the Property is materially and adversely affected, permanently.

ARTICLE VI

BROKERS AND EXPENSES

Section 6.1Brokers.

The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for Eastdil Secured (“Seller’s Broker”).  At Closing, Seller shall pay the commission due, if any, to Seller’s Broker, which shall be paid pursuant to a separate agreement between Seller and Seller’s Broker.  If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim.  The provisions of this Section 6.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 6.2Expenses.

Except as expressly provided in this Agreement, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VII

LEASES AND OTHER AGREEMENTS

Section 7.1	Buyer’s Approval of New Leases and Agreements Affecting the Property.

(a)Between the Effective Date and the Closing, Seller shall continue to lease the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property provided that Seller shall not enter into any new Lease or other agreement affecting the Property, or modify or terminate any existing Lease or other agreement affecting the Property, which will be binding on the Property after Closing, except as required under any Lease and except for agreements which are terminable on no more than thirty (30) days’ notice without payment of any penalty or fee or other cost to Seller or Buyer, without first obtaining Buyer’s approval of the proposed action, which approval, subject to Section 7.1(b) below, shall be granted or withheld in Buyer’s sole and absolute discretion.  In such case, Buyer shall specify in detail the reasons for its disapproval of any such proposed action.  If Buyer fails to give Seller notice of its approval or disapproval of any such proposed action requiring its approval under this Section 7.1 within three (3) business days after Seller notifies Buyer of Seller’s desire to take such action, then Buyer shall be deemed to have given its approval.  Buyer agrees to cooperate with Seller in enabling Seller to complete any such proposed transaction approved by Buyer.

(b)Notwithstanding anything to the contrary contained herein, Buyer hereby acknowledges that Seller is in the process of [***].  Seller shall keep Buyer apprised of the status [***].

(1)Buyer has approved the material business terms of the current [***] provided to Buyer prior to the Effective Date.  Seller shall deliver to Buyer any revised draft [***] prior to its execution and Buyer shall have three (3) business days to review and reasonably approve such revised draft [***] with respect to matters other than the [***] and provide any comments in Buyer’s reasonable discretion.  Buyer shall have the right to make comments that relate to any deviation from the [***].  Seller shall use commercially reasonable efforts to incorporate Buyer’s reasonable comments into any draft [***] prior to executing the [***].  Seller will not execute the [***] unless it has been approved by Buyer pursuant to this Section.

(2)The [***] Amendment must include a provision that [***] (such provision is referred to herein as the “Required Provision”).  The [***] Amendment may include a provision that states that [***].  Buyer approves the Required Provision [***].  Buyer shall have the right to reasonably approve the other provisions of the [***] Amendment.  Seller shall deliver to Buyer any revised draft [***] Amendment prior to its execution and Buyer shall have three (3) business days to review and reasonably approve such revised draft with respect to matters other than the Required Provision [***] and provide any comments in Buyer’s reasonable discretion. Buyer shall have the right to make comments that relate to any deviation from the Required Provision or the [***]. Seller shall use commercially reasonable efforts to incorporate Buyer’s reasonable comments into any draft [***] Amendment prior to executing the [***] Amendment.  Seller has the right to (i) execute the [***] Amendment which contains the Required Provision and other provisions reasonably approved by Buyer, or (ii) [***].  Seller will not be in default hereunder if Seller and [***] do not execute the [***] Amendment as described in clause (i) above.

Section 7.2Tenant Improvement Costs, Leasing Commissions and Concessions.

With respect to any new Lease or Lease modification entered into by Seller between the Effective Date and the Closing Date, and with respect to any renewal, extension or expansion of any Lease, whether through the exercise of an option or otherwise, occurring between such date and the Closing Date (collectively with any new Lease or Lease modification entered into by Seller between the Effective Date and the Closing Date, “New Leases”), and subject to Buyer’s approval rights under Section 7.1, all tenant improvement work, tenant improvement allowances, leasing commissions, legal fees or other expenses or grants of any free rent period or other concessions (collectively, “Leasing Costs”) relating to the New Leases shall be borne by Buyer.  Furthermore, except as described in this Section 7.2 with respect to the costs shown on Exhibit M-1, Buyer shall be responsible for all Leasing Costs relating to any existing Leases.  At Closing, Buyer shall provide a credit to Seller’s prorations for any of the Leasing Costs described on Exhibit M, that are paid by Seller prior to Closing, subject to Seller’s providing reasonable documentation of such payment to Buyer and Buyer’s approval of such documentation, such approval not to be unreasonably withheld.  Seller shall provide a credit to Buyer’s prorations at Closing for certain Leasing Costs relating to reimbursements [***], as such reimbursements are described on Exhibit M-1, provided that such reimbursement shall be subject to adjustment after Closing as provided in Exhibit M-1 attached hereto and made a part hereof.  Pursuant to the Assignment of Leases, Buyer shall assume any then-outstanding obligations with respect to the Leasing Costs, both with respect to the New Leases, subject to Buyer’s approval rights under Section 7.1, and the existing Leases in effect as of the Effective Date.  The provisions of this Section shall survive the Closing.

Section 7.3Tenant Notices.

(a)At the Closing, Seller shall furnish Buyer with a signed notice to be given to each tenant of the Property.  The notice shall disclose that the Property has been sold to Buyer, that, after the Closing, all rents should be paid to Buyer and that Buyer shall be responsible for all the tenant’s security deposit.  The form of the notice shall be otherwise reasonably acceptable to the parties.  Buyer covenants to deliver said notices to each tenant as soon as reasonably possible after Closing.  This provision shall expressly survive Closing.

(b)Between the Effective Date and the Closing Date, Seller shall promptly, within three (3) business days of receipt or delivery of same, deliver to Buyer copies of any written notices of default (i) received by Seller from tenants under the Leases and (ii) delivered by Seller to tenants under the Leases.

Section 7.4	Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property.

Seller agrees to keep its customary property insurance covering the Property in effect until the Closing (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller deems necessary).  Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear, casualty and condemnation excepted), and shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Effective Date, provided that Seller shall in no event be obligated to make any capital expenditures or repairs (except for emergency repairs necessary to protect persons from physical harm or the Property from material damage).  Seller shall not remove any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

Section 7.5Service Contracts.

Seller shall have no obligation to terminate, and Buyer shall be obligated to assume, any Service Contracts (except for any Excluded Service Contracts) which by their terms cannot be terminated in less than thirty (30) days or without penalty or payment of a fee or other cost to Seller. In addition, Buyer shall assume the Service Contracts set forth on Exhibit N attached hereto and made a part hereof. Seller shall maintain or terminate the Excluded Service Contracts in its sole and absolute discretion.  Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed and Buyer shall be responsible for any charges applicable to periods commencing with the Closing.  Notwithstanding the foregoing, Seller shall terminate, as of the Closing Date, all existing management and leasing agreements with respect to the Property and provide Buyer with reasonable documentation of such termination or notice letter.

Section 7.6Buyer’s Approval of the Construction of Certain Improvements.

Buyer approves (i) the construction [***], (b) improvements in [***], and (c) improvements in [***], and (ii) the construction [***].  Buyer approves the construction by Seller or Zynga of certain improvements within the Zynga Lease Premises in connection with Zynga’s re-stacking project as more particularly described in the Zynga Lease.

Section 7.7Zynga Lease Form.

Within thirty (30) days of the Effective Date, Buyer shall provide to Zynga rooftop rules that are customary with respect to Comparable Buildings (as defined in the Zynga Lease Form) (the “Rooftop Rules”), to be attached as Exhibit B-2 of the Zynga Lease. Such Rooftop Rules shall become a part of the Zynga Lease Form.  At Closing, Buyer shall provide to Zynga its title insurance policy to be attached as Exhibit H of the Zynga Lease. Such title insurance policy shall become a part of the Zynga Lease Form.

Section 7.8SNDA.

Buyer shall use commercially reasonable efforts to cause its mortgage lender (the “Security Holder”) to promptly negotiate a subordination, nondisturbance and attornment agreement (the “SNDA”) in form and substance reasonably approved by Zynga, Buyer (if Buyer is to execute the same) and the Security Holder within thirty (30) days of the Effective Date, to be executed by Zynga, the Security Holder and Buyer, if applicable, at Closing.  Buyer shall pay all costs and expenses charged by the Security Holder in connection with obtaining the SNDA.

ARTICLE VIII

CLOSING AND ESCROW

Section 8.1Escrow Instructions.

Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby.  Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 8.2Closing.

The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company or as otherwise mutually agreed on July 5, 2019, and before 11:00 a.m. local time, or such other earlier date and time as Buyer and Seller may mutually agree upon in writing (the “Closing Date”). Except as expressly provided herein, such date and time may not be extended without the prior written approval of both Seller and Buyer.

Section 8.3Deposit of Documents.

(a)At or before the Closing, Seller shall deposit into escrow the following items:

(1)the duly executed and acknowledged Deed in the form attached hereto as Exhibit C conveying the Real Property to Buyer subject to the Conditions of Title;

(2)two (2) duly executed counterparts of the Zynga Lease in the form attached hereto as Exhibit L;

(3)two (2) duly executed counterparts of the Bill of Sale in the form attached hereto as Exhibit D (the “Bill of Sale”);

(4)two (2) duly executed counterparts of an Assignment and Assumption of Leases, Service Contracts, Warranties and Other Intangible Property in the form attached hereto as Exhibit E pursuant to the terms of which Buyer shall assume all of Seller’s obligations under the Leases, Service Contracts, and other documents and agreements affecting the Property (the “Assignment of Leases”);

(5)an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(6)an owner’s declaration in the form attached hereto as Exhibit O (the “Owner’s Declaration”);

(7)fully executed, assignment of any Letters of Credit (as defined in Section 8.5(a) below), including any required bank guaranties or approvals;

(8)California 593-C Certificate; and

(9)two (2) original versions of Form 8875 (as defined in Section 9.22 below), duly executed by Zynga.

(b)At or before Closing, Buyer shall deposit into escrow the following items:

(1)immediately available funds necessary to close this transaction, including, without limitation, the Purchase Price (less the Deposit and interest thereon net of investment fees, if any) and funds sufficient to pay Buyer’s closing costs and share of prorations hereunder;

(2)two (2) duly executed counterparts of the Zynga Lease;

(3)two (2) duly executed counterparts of the Bill of Sale; and

(4)two (2) duly executed counterparts of the Assignment of Leases.

(c)Seller and Buyer shall each execute and deposit a closing statement, such transfer tax declarations and such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof.  Seller and Buyer hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

(d)Within five (5) business days after the Closing Date, Seller shall deliver or make available at the Property to Buyer:  originals of the Leases to the extent in Seller’s possession, or copies of any Leases not in Seller’s possession, copies of the tenant correspondence files (for the three (3) most recent years of Seller’s ownership of the Property only and the current year), and originals of any other items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to Sections 2.1(b) or (e) above, to the extent in Seller’s possession, except for Seller’s general ledger and other internal books or records which shall be retained by Seller.  Seller shall deliver possession of the Property to Buyer as required hereunder and shall deliver to Buyer or make available at the Property a set of keys to the Property on the Closing Date.

Section 8.4Estoppel Certificates.

(a)Seller shall use commercially reasonable efforts to obtain estoppel certificates from each tenant of the Property substantially in the form attached hereto as Exhibit F or, if a tenant’s lease requires a different form, in the form required by the tenant’s lease, or as otherwise provided in this paragraph below (each, an “Estoppel Certificate”).  Buyer shall have the right to review and reasonably approve the forms of Estoppel Certificates before delivery to each applicable tenant, provided that Buyer shall respond to any request for approval within three (3) days after the receipt of the applicable estoppel.  It shall be a condition to Buyer’s obligation to close the sale and purchase of the Property that on or before the Closing Date, Buyer is able to obtain [***].  If this condition is not satisfied, then Buyer shall have the right to terminate this Agreement in which case the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3, 9.5 and 9.9.   All estoppel certificates shall be dated no more than forty-five (45) days prior to the Closing Date.  An estoppel certificate, even though not in the required estoppel form, will be deemed reasonably acceptable to Buyer if it does not conflict in any material respect with this Agreement or the applicable Lease and (i) contains the following information: confirming rent, security deposit, and termination date; that no rent has been paid more than one (1) month in advance; that the Lease is in full force and effect and that the tenant has no knowledge of any landlord default, (ii) is on the form required by the Lease, or (iii) is on the standard form of a tenant which customarily issues its own form and contains the information in subclause (i) above.

(b)If Seller is unable to obtain and deliver the Required Estoppels as required under Section 8.4(a), or if the certificates received contain a statement that Seller is in default under a Lease and Buyer objects thereto by written notice to Seller within two (2) business days after receipt by Buyer of the objectionable estoppel, but in any event on or before the Closing Date, then Seller will not be in default by reason thereof, and either Buyer or Seller may elect to extend the Closing Date by up to thirty (30) days in order to satisfy the requirement.  If Seller still cannot satisfy the requirement at the end of such extended period, then Buyer may, by written notice given to Seller before the Closing, elect to terminate this Agreement and receive a refund of the Deposit or waive said condition.  If Buyer so elects to terminate this Agreement, the Deposit shall be promptly returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3, 9.5 and 9.9.  If no such notice is delivered by Buyer, Buyer shall be deemed to have waived such condition.

Section 8.5Prorations.

(a)Rents, including, without limitation, percentage rents, if any, and any additional charges and expenses payable by tenants under Leases, all as and when actually collected; real property taxes and assessments; all other income from the Property; water, sewer and utility charges; amounts payable under any Service Contracts or other agreements or documents; annual permits and/or inspection fees (calculated on the basis of the period covered); and any other expenses of the operation and maintenance of the Property (including, without limitation, expenses prepaid by Seller and expenses already paid by Seller but which are being amortized over time by Seller and with respect to which Seller shall receive a credit at Closing in the amount of the prepaid or unamortized portion thereof), shall all be prorated as of 11:59 p.m. on the day immediately prior to Closing (i.e., Buyer is entitled to the income and responsible for the expenses of the day of Closing), on the basis of a 365-day year.  Buyer shall reimburse Seller for tenant improvement costs, tenant improvement allowances, leasing commissions, legal fees and other expenses, and free rent and other concessions, to the extent specified in Section 7.2.

All rents collected after the Closing shall be applied and paid as provided in this Section 8.5(a).  If a tenant shall specifically designate a payment as being attributable to, or if it is readily ascertainable that a payment received from a tenant is attributable to a specific period of time or for a specific purpose, including, without limitation, for operating expenses or real estate tax payments which were not paid or were underpaid by such tenant or for reimbursement for work performed by Seller on the tenant’s premises, such payment shall be so applied.  If there is no such designation or if not so readily ascertainable, any payment received from a tenant after Closing shall be deemed a payment of rent due after the Closing until the tenant is current on rents and sums due under the applicable Lease on or after the Closing, and then such payments shall be paid to Seller to the extent of any rent or other sums owing to Seller for periods prior to Closing.  Buyer shall use reasonable efforts to collect such rents and other sums owing to Seller for a period of twelve (12) months after Closing.  Seller retains the right to collect any such rents and other sums from tenants after Closing; provided, however, that Seller shall have no right to cause any such tenant to be evicted or to exercise any other landlord remedy against such tenant other than to sue for collection.

Reconciliations of taxes, insurance charges and other expenses owed by tenants under Leases for the calendar year (or fiscal year if different from the calendar year) in which the Closing occurs (the “CAM Charges”) shall be prepared within one hundred twenty (120) days following the end of the year in which the Closing Date occurs. In connection with such reconciliation, if requested by Buyer in writing Seller shall provide to Buyer a copy of its general ledger of operating expenses and real estate taxes and such other information as Buyer reasonably requests (excluding any Confidential Information) in connection with the preparation of such tenant reconciliations. For those Leases in which tenants pay a proportionate share of taxes, insurance charges or other expenses over a base year amount or expense stop, the proration between the parties of the income received from tenants over such base year amount or expense stop shall be calculated based on the total amount of such expenses for the Property incurred by both Seller and Buyer for the entire calendar (or, if applicable, fiscal) year, rather than on the amount of such expenses actually incurred by each party for such year, in order to enable the parties to determine if the base year amount or expense stop for such year is exceeded.  Such income as so calculated shall be prorated between the parties based on the number of days each party owned the Property during such year and otherwise in accordance with this Section 8.5(a).  For Leases which do not have a base year amount or expense stop, the proration between the parties of income received from tenants from reconciliations of expenses under the Leases shall be calculated based on the expenses actually incurred by each party for such year and each party’s period of ownership of the Property, and otherwise in accordance with this Section 8.5(a).

The amount of any cash security deposits held by Seller under Leases shall be credited against the Purchase Price (and Seller shall be entitled to retain such cash security deposits).  Seller shall receive credits at Closing for the amount of any utility or other deposits with respect to the Property to the extent the same are transferred to Buyer.  Buyer shall cause all utilities to be transferred into Buyer’s name and account at the time of Closing.  Notwithstanding the foregoing to the contrary, if Seller is holding letters of credit as security under any of the Leases (“Letters of Credit”):  (i) Buyer shall not be credited and Seller shall not be debited with the amount of such Letters of Credit; and (ii) Seller, at Buyer’s expense, unless payable by the applicable tenant under its Lease, shall either (A) if the same are assignable, assign Seller’s interest in such Letters of Credit to Buyer (which assignment shall be without representation or warranty by, or recourse against, Seller) and reasonably cooperate with Buyer to cause the issuing bank to recognize and consummate such assignment, or (B) if not assignable, cause such Letters of Credit to be reissued (at no cost to Seller) in favor of Buyer at Closing.

The Title Company will prepare a draft proration statement setting forth the prorations and adjustments provided for in this Section 8.5(a) and deliver the same along with supporting documentation to Buyer and Seller for review at least five (5) days prior to Closing.  Seller and Buyer will then deliver a joint proration statement to the Title Company at least two (2) business days prior to Closing.  Seller and Buyer hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date or in the case of rents or other charges received from tenants, such amounts have not been collected, then the same shall be calculated as soon as reasonably practicable after the Closing Date, provided that, notwithstanding anything to the contrary contained herein, all final prorations between the parties shall be made no later than December 1, 2019, except for CAM Charges, which prorations shall be made no later than May 1, 2020.  Upon request of either party, the parties shall provide a detailed and accurate written statement signed by such party certifying as to the payments received by such party from tenants from and after Closing and to the manner in which such payments were applied, and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice.

Seller retains the right to pursue and control any tax appeals applicable to periods prior to the tax year of the Closing, and Buyer shall cooperate with Seller with respect to such appeals at no material cost or expense to Buyer. Each of Seller and Buyer shall reasonably approve any tax appeal applicable to the tax year in which the Closing occurs. Any refund of real property taxes or special assessments relating to the period prior to Closing shall be for the account of Seller, after the return of any amounts owed to tenants under the Leases in effect as of the Closing Date.  To the extent Buyer receives any such refund, Buyer shall remit such refund to Seller within five (5) business days of receipt thereof.  Notwithstanding the foregoing, Buyer and Seller shall reasonably and jointly pursue and control any tax appeals applicable to the current tax year, and the parties shall prorate all costs incurred and recovered in connection therewith based on the portion of the proceeds of any tax appeal recovery allocable to each party’s respective period of ownership of the Property.

(b)Buyer shall pay (i) all premiums and cost for the Title Policy, including, without limitation, costs for endorsements to the Title Policy, (ii) fifty percent (50%) of the escrow fees and recording fees, (iii) Buyer’s brokerage fees, if any, and (iv) all costs of Buyer’s due diligence, including, without limitation, Buyer’s legal fees.  Seller shall pay (a) all City and County of San Francisco transfer taxes, and (b) fifty percent (50%) of the escrow and recording fees.  All other title charges (including any reinsurance charges) and sales taxes shall be paid by Buyer at Closing.  The parties will execute and deliver any required transfer or other similar tax declarations to the appropriate governmental entity at Closing.

(c)The provisions of this Section 8.5 shall survive the Closing.

ARTICLE IX

MISCELLANEOUS

Section 9.1Notices.

Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, or (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt, or (d) by electronic mail (provided one other method of approved delivery also occurs), with confirmation of receipt and such notices shall be addressed as follows:

To Buyer:	BCP-CG 650 Property LLC
c/o Beacon Capital Partners, LLC
200 State Street, 5th Floor
Boston, MA 02109
Attention: General Counsel
E-mail: [***]
Telephone: [***]

with a copy to:	Reuben, Junius & Rose, LLP
One Bush Street, Suite 600
San Francisco, CA 94104
Attention: Kevin Rose
E-mail: krose@reubenlaw.com
Telephone: (415) 567-9000

To Seller:	Big Dog Holdings LLC
c/o Zynga Inc.
699 Eighth Street
San Francisco, CA 94103
Attention: VP, Real Estate and Workplace Services
E-mail: [***]
Telephone: [***]

and

Big Dog Holdings LLC
c/o Zynga Inc.
699 Eighth Street
San Francisco, CA 94103
Attention: Matt Lubniewski, Senior Commercial Counsel
E-mail: [***]
Telephone: [***]

and

[***] (by electronic mail only)

with a copy to:	Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA  94105

Attention:  Michael H. Liever

E-mail:  mliever@orrick.com

Telephone: (415) 773-5808

or to such other address as either party may from time to time specify in writing to the other party.  Any notice or other communication sent as hereinabove provided shall be deemed effectively given (i) on the date of delivery, if delivered in person; (ii) on the date mailed if sent by certified mail, postage prepaid, return receipt requested or by a commercial overnight courier; or (iii) on the date of transmission, if sent by email and otherwise sent in accordance with this provision.  Such notices shall be deemed received (x) on the date of delivery, if delivered by hand or overnight express delivery service; (y) on the date indicated on the return receipt if mailed; or (z) on the date actually received, if sent by electronic mail.  If any notice mailed is properly addressed but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing.  Any notice sent by the attorney representing a party, shall qualify as notice under this Agreement.

Section 9.2Entire Agreement.

This Agreement, together with the Exhibits and schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof.  Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and schedules hereto.

Section 9.3Entry and Indemnity.

In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith (a) during normal business hours, (b) so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of Seller’s tenants, (c) in compliance with all applicable laws, and (d) otherwise in a manner reasonably acceptable to Seller.  Without limiting the foregoing, prior to any entry to perform any on-site testing, including but not limited to any air sampling, borings, drillings or other samplings, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope and methodology of the testing.  Seller shall approve or disapprove, in Seller’s sole and absolute discretion, the proposed testing within three (3) business days after receipt of such notice.  If Seller fails to respond within such three (3) business day period, Seller shall be deemed to have disapproved the proposed testing.  If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing.  Buyer shall permit Seller or its representative to be present to observe any testing or other inspection or due diligence review performed on or at the Property.  Upon the request of Seller, if this Agreement has been terminated, Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Buyer or its agents, representatives, employees, contractors or consultants without representation, warranty or any right of reliance.   Notwithstanding anything to the contrary contained herein, Buyer shall not contact any governmental authority (except for routine due diligence inquiries) or any tenant without first obtaining the prior written consent of Seller thereto in Seller’s sole and absolute discretion, and Seller, at Seller’s election, shall be entitled to have a representative participate in any telephone or other contact made by Buyer to a governmental authority or tenant and present at any meeting by Buyer with a governmental authority or tenant.  Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts (but in no event less than Two Million Dollars ($2,000,000) with respect to any liability insurance) and in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Seller, Zynga and Seller’s property manager, Cushman & Wakefield, shall be named as additional insureds on such insurance.  Buyer shall provide Seller with evidence of such insurance coverage prior to any entry on the Property.  Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including, without limitation, any release of Hazardous Materials or any damage to the Property; provided that Buyer shall not be liable to Seller solely as a result of the discovery by Buyer of a pre-existing condition on the Property to the extent the activities of Buyer, its agents, representatives, employees, contractors or consultants do not exacerbate the condition.  The provisions of this Section 9.3 shall be in addition to any access or indemnity agreement previously executed by Buyer in connection with the Property; provided that in the event of any inconsistency between this Section 9.3 and such other agreement, the provisions of this Section 9.3 shall govern. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement.  Buyer’s right of entry, as provided in this Section 9.3, shall continue up through the date of Closing.

Section 9.4Time.

Time is of the essence in the performance of each of the parties’ respective obligations contained herein.  If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

Section 9.5Attorneys’ Fees.

If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.

Section 9.6Assignment.

Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller, which may be given or withheld in Seller’s sole and absolute discretion, provided that Buyer may assign this Agreement to an entity owned and controlled by [***] and/or Beacon Capital Partners, LLC or under common control with [***] and/or Beacon Capital Partners, LLC, with written notice to Seller at least five (5) business days prior to Closing. Buyer shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment.  Without limiting and notwithstanding the above, in no event shall Buyer have the right to assign its rights or obligations hereunder to any party which could not make the representation and warranty contained in subsections 3.5(e) and (g) above, and in connection with any assignment pursuant to the terms hereof, the assignee shall reconfirm in a written instrument acceptable to Seller and delivered to Seller prior to the effective date of the assignment said representation and warranty as applied to the assignee and that all other terms and conditions of this Agreement shall apply to such assignee and are being assumed by assignee.  Subject to the provisions of this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 9.7Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 9.8Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 9.9Confidentiality and Return of Documents.

Except as may be required by law, including without limitation any securities laws, Buyer and Seller shall each maintain as confidential any and all material obtained about the other or, in the case of Buyer, about the Property, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party.  Except as may be required by law, Buyer will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of Seller.  Notwithstanding the foregoing, Buyer shall have the right to disclose information with respect to this Agreement and the Property to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, partners, investors, potential lenders, and permitted assignees under this Agreement and other consultants to the extent necessary for Buyer to evaluate its acquisition of the Property provided that all such persons are told that such information is confidential and agree (in writing for any third party engineers, environmental auditors or other consultants) to keep such information confidential. Seller shall have the right to disclose information with respect to this Agreement and the Property without Buyer’s prior consent thereto in connection with any disclosures required by applicable securities laws. If Buyer acquires the Property from Seller, any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be reasonably approved in advance by both parties.  Except as required by applicable law, including without limitation disclosures required by applicable securities laws and the United States Securities and Exchange Commission filings, (i) any public announcement, press release or other public disclosure by Seller or Buyer regarding this Agreement or the transactions contemplated herein after Closing, and the wording of same, must be reasonably approved in advance by the other party and (ii) such press release or public disclosure shall not contain any specific economics of the transaction. The provisions of this paragraph shall survive the Closing or any termination of this Agreement for one (1) year. In the event the transaction contemplated by this Agreement does not close as provided herein, upon the request of Seller, Buyer shall promptly return to Seller all Due Diligence Materials and other documents and copies obtained by Buyer in connection with the purchase of the Property hereunder.

Section 9.10Interpretation of Agreement.

The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein.  Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter.  The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 9.11Limited Liability.

The obligations of Seller under this Agreement and under all of the Other Documents are intended to be binding only on the property of Seller and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties.

Section 9.12Amendments.

This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 9.13No Recording.

Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer.

Section 9.14Drafts Not an Offer to Enter Into a Legally Binding Contract.

The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property.  The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole and absolute discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement (or a copy by facsimile transmission) (the “Effective Date”).

Section 9.15No Partnership.

The relationship of the parties hereto is solely that of Seller and Buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto.  Neither party has any fiduciary relationship hereunder to the other.

Section 9.16No Third Party Beneficiary.

The provisions of this Agreement are not intended to benefit any third parties, except the Seller Related Parties.

Section 9.17Intentionally Omitted.

Section 9.18Limitation on Liability.

Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) in connection with the Property and/or the sale thereof to Buyer including, without limitation, under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Deed, the Bill of Sale, and the Assignment of Leases (collectively, the “Other Documents”, shall under no circumstances whatsoever exceed one percent (1%) of the Purchase Price; and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto.

Section 9.19Survival.

Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein shall survive the Closing.

Section 9.20Survival of Article IX.

The provisions of this Article IX shall survive the Closing.

Section 9.21Know Your Counterparty.

Without limiting Buyer’s representation and warranty in Section 3.5(g) above, within ten (10) days after the Effective Date, Buyer shall furnish to Seller all information regarding Buyer, its affiliates and the shareholders, members, investors or partners of each of them and any permitted assignees of Buyer hereunder (collectively, the “Buyer Related Parties”) as Seller reasonably requests in order to enable Seller to determine that Buyer’s representation and warranty contained in Section 3.5(g) of this Agreement is true and correct.  Buyer represents and warrants and covenants to Seller that there will not be any change in any such information regarding Buyer or the Buyer Related Parties prior to or on the Closing.

Section 9.22Taxable REIT Subsidiary Election.

Before the Closing, Buyer shall provide Seller two (2) original versions of IRS Form 8875, Taxable REIT Subsidiary Election (“Form 8875”), that shall be executed by an appropriate officer of [***] (the “REIT”) so that an appropriate officer of Zynga may execute the Form 8875, which shall be deposited into escrow at Closing pursuant to Section 8.3(a)(9) above.  The Form 8875 shall be filed by the REIT to effectuate the joint election of Zynga and the REIT for Zynga to be a taxable REIT subsidiary (within the meaning of Section 856(l) of the Internal Revenue Code of 1986, as amended) of the REIT, and shall have an effective date no later than the Closing Date.

[signature page follows]

The parties hereto have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

Seller:	BIG DOG HOLDINGS LLC, a Delaware limited liability company
By: Zynga Inc., a Delaware corporation, its sole member
	By:	/s/ James G. Griffin
	Name:	James G. Griffin
	Its:	CFO

Buyer:	BCP-CG 650 PROPERTY LLC, a Delaware limited liability company
By: BCG-CG 650 Holdings, LLC, a Delaware limited liability company its sole member
By: BCP-CG 650 REIT LLC, a Delaware limited liability company its sole member
By: BCP JV Manager II LLC, a Delaware limited liability company its manager

	By:	/s/ Catherine Mossman
	Name:	Catherine Mossman
	Title:	Managing Director

COUNTERPART SIGNATURE PAGE TO

AGREEMENT OF PURCHASE AND SALE

DATED AS OF MAY 24, 2019

(TITLE COMPANY)

Title Company agrees to act as Title Company in accordance with the terms of this Agreement and to act as the Reporting Person in accordance with Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.

TITLE COMPANY:
FIRST AMERICAN TITLE INSURANCE COMPANY
By:	/s/ Vanessa R. Almanza
Name:	Vanessa R. Almanza
Its:	Escrow Officer

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A        Real Property Description

Exhibit B        List of Tenant Leases

Exhibit C        Deed

Exhibit D        Bill of Sale

Exhibit E        Assignment of Leases, Service Contracts, Warranties and Other Intangible Property

Exhibit F        Estoppel Certificate

Exhibit G        List of Service Contracts

Exhibit H        Reserved

Exhibit I        Reserved

Exhibit J        List of Excluded Personal Property

Exhibit K        List of Excluded Service Contracts

Exhibit L        Zynga Lease

Exhibit M        Outstanding Leasing Costs

Exhibit M-1        Leasing Costs Credits in Favor of Buyer

Exhibit N        Buyer Assumed Service Contracts

Exhibit O        Owner’s Declaration

Schedules

Schedule 1        Disclosure Items

These schedules, exhibits and other attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  The registrant undertakes to provide such information to the Commission upon request.